Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 1, 2011, with respect to the consolidated financial statements and schedule of Massey Energy Company incorporated by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-165473) and related Prospectus of Alpha Natural Resources, Inc. for the registration of shares of its common stock, preferred stock, depositary shares, debt securities, guarantees by subsidiary guarantors, warrants, purchase contracts, and units.

/s/ Ernst & Young LLP

Richmond, Virginia
March 25, 2011